EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-172699, 333-82102, 333-131750, 333-64610, 333-51706, 333-205331, 333-209393, 333-214562 and 333-219241 on Form S-8 and Registration Statement Nos. 333-162502, 333-200642 and 333-162454 on Form S-3 of our reports dated August 18, 2017, relating to the consolidated financial statements and consolidated financial statement schedule of Coach, Inc. and subsidiaries (“the Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Coach, Inc. for the year ended July 1, 2017.

/s/ DELOITTE & TOUCHE LLP
New York, New York
August 18, 2017